Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Number 333-109020) and in the related prospectus, of our report, dated June 27, 2013, relating to the financial statements of First Reliance Bank Employee Stock Ownership Plan (the “Plan”) appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ Elliott Davis, LLC

Columbia, South Carolina

June 27, 2013